Exhibit 10.108

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.  OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

COFFEYVILLE

RESOURCES

January 15, 2009

Mr. Lee Vendig

EnMark Services, Inc.

1700 Pacific Ave., Se 4500

Dallas, TX 75201

Re: Crude Oil Purchase Agreement for Ladder Energy Operated Leases

Dear Lee,

This letter will constitute our Lease Purchase Agreement, whereby Coffeyville Resources Refining and Marketing, LLC (“Buyer”) agrees to purchase and Ladder Energy (“Seller”) agrees to sell its crude oil production under the following terms and conditions:

Term: Effective February 1, 2009 for thirty days and continuing thereafter on a month to month basis, subject to cancellation by either party upon thirty (30) days prior written notice. Such cancellation will be-effective on the first calendar day of the month that immediately follows the end of such thirty (30) day notice period.

Quantity and Quality: Approximately 200 b/d of Oklahoma Sweet Lease Crude equal to all the volumes produced by Seller from its oil and gas leases located in Nowata County, Oklahoma.

Price: The price shall be equal to Coffeyville Resources Oklahoma Sweet Posted Posted Price *****(1). The oil purchased will be deemed 40 gravity and based on Equal Daily Quantities (EDQ).

Payment: Buyer shall provide Seller a Run Statement on or before the 10th of each month providing sales data for the preceding month’s sales. Payment will be made to Seller on or before the 20th of each month for the prior month’s sales. Seller will designate payment method by check or electronic transfer.

Direct payment will be made to Working Interest, Royalty and Overriding Royalty Interest owners. The correct decimal interests will be detailed in a paylist submitted by Seller from the prior Purchaser.

Delivery: From Seller’s lease tankage to Buyer’s designated pipeline or trucks (designated carriers”).

Title and Risk of Loss: Shall pass from Seller to Buyer as the crude oil passes through the outlet flange of lease tankage and enters Buyer’s designated carriers.

(1) THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.  OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

Coffeyville Resources, LLC • 10 East Cambridge Circle Drive, Suite 250 • Kansas City, KS 66103 • 913.982.0500

www.coffeyvillecrude.com

This Crude Oil Purchase Agreement shall be further subject to the division order(s) applicable to crude oil produced from the above-described leases.

We respectfully request that the terms of the agreement be kept in strict confidence.

If the foregoing meets with your understanding, please indicate your acceptance in the space provided and return one (1) copy for Buyer’s files.

Respectfully submitted,	Agreed and accepted this 1st day of February, 2009.

/s/ Tim Burchett	/s/ Patrick M. McKinney
	By:	Patrick M. McKinney
Tim Burchett	Title:	VP of Operations
Senior Lease Crude Representative